Exhibit 2.1

MERGER AGREEMENT

THIS MERGER AGREEMENT (including all exhibits and schedules hereto, this “Agreement”) is dated September 19, 2013 and entered into by and between GENERAL ATLANTIC REIT, INC., a Maryland corporation (“GA REIT”), GA QTS INTERHOLDCO, LLC, a Delaware limited liability company (the “GA Stockholder” and together with GA REIT, the “GA Entities”), and QTS REALTY TRUST, INC., a Maryland corporation formed to be the successor to GA REIT (“QTS REIT”).

RECITALS

A. All capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.

B. GA REIT is holder of 11,043,645 Class C units of limited partnership interest (“Class C Partnership Units”) and 3,600,000 Class D units of limited partnership interest (“Class D Partnership Units”) in QualityTech, LP, a Delaware limited partnership (the “Partnership”) of which QualityTech GP, LLC (the “Current GP Entity”) currently is the general partner.

C. GA REIT, the Current GP Entity, and the other limited partners of the Partnership have concluded that it would be desirable and in their respective best interests to undertake an initial public offering of shares of common stock of a corporation that would be a “real estate investment trust” (a “REIT”) for federal income tax purposes (an “IPO”), where such corporation would (i) become the general partner of the Partnership, and (ii) own all of the Class C Partnership Units and Class D Partnership Units that GA REIT currently owns (which units will, in accordance with their terms, convert automatically into an aggregate of 14,643,645 Class A units of limited partnership interest (“Class A Partnership Units”) in the Partnership immediately prior to consummation of the IPO.

D. In order to facilitate the IPO as contemplated above, Chad L. Williams, the sole member of the Current GP Entity, has caused QTS REIT to be formed to undertake the IPO, with the intention that GA REIT would merge with and into QTS REIT immediately prior to consummation of the IPO, with QTS REIT being a continuation of GA REIT, renamed as QTS REIT and with its articles of incorporation restated in the form of the articles of incorporation of QTS REIT, and with the Current GP Entity ceasing to be the general partner of the Partnership and QTS REIT becoming the general partner of the Partnership (collectively, together with the IPO, the “IPO Transactions”).

E. In order to effectuate the IPO Transactions, the parties hereto have determined that it is in their respective best interests, on the terms and subject to the conditions of this Agreement, that GA REIT be merged with an into QTS REIT (the “Merger”), with QTS REIT as the surviving entity and with (i) the outstanding shares of common stock of GA REIT, par value $0.01 per share (“GA REIT Common Stock”), being converted into the right to receive Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of QTS REIT on the terms provided for herein and (ii) the outstanding shares of Series A Preferred Stock, par value $0.01 per share, of GA REIT (“GA REIT Preferred Stock”), being converted into the right to receive cash on the terms provided for herein.

F. The board of directors of GA REIT has determined that it is advisable and in the best interest of GA REIT to proceed with the Merger, has approved and authorized the Merger and has obtained approval of the Merger from GA Stockholder, the sole stockholder of GA REIT, in accordance with Maryland Law and GA REIT’s articles of incorporation.

G. The parties intend, by executing this Agreement, that the Merger shall qualify as a “reorganization” under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, GA REIT shall be merged with and into QTS REIT, whereby the separate existence of GA REIT shall cease, and QTS REIT shall continue its existence under Maryland Law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.2 Effective Time. Subject to and upon the terms and conditions of this Agreement, after (i) the execution by QTS REIT of an underwriting agreement, by and among QTS REIT and certain underwriters set forth therein, pursuant to which QTS REIT will issue and sell shares in the IPO and (ii) the satisfaction or waiver of the conditions set forth in Article 7, but prior to the closing of the IPO, the parties hereto will cause to be executed and filed articles of merger respect to the Merger as required by Maryland Law in substantially the form set forth on Exhibit B hereto (the “Articles of Merger”). The Articles of Merger shall provide that the Merger shall become effective upon filing or at such later date and time set forth in the Articles of Merger that is not more than thirty (30) days after the acceptance of the Articles of Merger by the applicable authority for record, but in any event prior to the closing of the IPO (the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the Maryland General Corporation Law.

Section 1.4 Organizational Documents. At the Effective Time, (i) QTS REIT’s articles of incorporation, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended as provided therein or in accordance with the Maryland Law, and (ii) the bylaws of QTS REIT, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or in accordance with the Maryland Law.

Section 1.5 Directors and Officers. At the Effective Time, the directors and officers of QTS REIT immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.6 Consideration; Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, except as provided in paragraph (b) below, (i) 11,043,645 shares of GA REIT Common Stock (corresponding to 11,043,645 Class A Partnership Units then owned by, or concurrently being received upon conversion of the Class C Partnership Units by, GA REIT as limited partner of the Partnership) shall be cancelled and converted automatically into 11,043,645 newly issued shares of Class A Common Stock of QTS REIT, (ii) 3,600,000 share of GA REIT Common Stock (corresponding to 3,600,000 Class A Partnership Units then owned by, or concurrently being received upon conversion of the Class D Partnership Units by, GA REIT as limited partner of the Partnership) shall be cancelled and converted automatically into 3,600,000 newly issued shares of Class A Common Stock of QTS REIT (the shares of Class A Common Stock of QTS REIT set forth in the foregoing clauses (i) and (ii) collectively, the “Stock Merger Consideration”), which shares of QTS REIT shall be delivered to GA Stockholder upon Closing, and (iii) each share of GA REIT Preferred Stock shall be cancelled and converted automatically into the right to receive cash in the amount of $1,000, plus an amount equal to any accrued and unpaid dividends thereon pursuant to Section 6.3(b)(i) of the GA REIT Articles of Incorporation to the date of such payment (the “Cash Merger Consideration” and collectively with the Stock Merger Consideration, the “Merger Consideration”).

(b) Each share of GA REIT Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by QTS REIT, if any, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and no Class A Common Stock or other consideration shall be issued with respect thereto.

(c) No fractional shares of Class A Common Stock will be issued in the Mergers.

Section 1.7 Cancellation and Retirement of GA REIT Stock. From and after the Effective Time, GA REIT Common Stock and any other equity interests in GA REIT shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stockholder of GA REIT shall thereafter cease to have any rights as a stockholder of, or obligations to, GA REIT, except the right to receive the Stock Merger Consideration in exchange for GA REIT Common Stock or the Cash Merger Consideration in exchange for the GA REIT Preferred Stock, as applicable.

ARTICLE II

CLOSING; TERM OF AGREEMENT

Section 2.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 2.5, and subject to the satisfaction or waiver of the conditions in Article 7, the Effective Time and the closing of the transactions contemplated by this Agreement shall occur immediately prior to the IPO (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Hogan Lovells US LLP, located at Columbia Square, 555 Thirteenth Street, NW, Washington, D.C. or such other place as determined by QTS REIT in its sole discretion. The Closing shall be deemed to occur immediately prior to the closing of the IPO for all purposes.

Section 2.2 Payment of Merger Consideration. As soon as reasonably practicable after the Effective Time, upon delivery of a letter of transmittal and in such form and containing such provisions as QTS REIT and GA REIT may agree and, if certificated, surrender of any certificate or certificates evidencing shares of GA REIT Common Stock or GA REIT Preferred Stock (each, a “GA REIT Certificate”), the Surviving Entity shall deliver to GA Stockholder the Stock Merger Consideration and to holders of GA REIT Preferred Stock the Cash Merger Consideration, in each case payable to GA Stockholder or holders of GA REIT Preferred Stock in the amounts and form provided in Section 1.6 hereof. To the extent any shares of GA REIT Common Stock or GA REIT Preferred Stock are certificated, until surrendered as contemplated by this Section 2.2, any GA REIT Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Agreement.

Section 2.3 Legend. Any certificate representing shares of Class A Common Stock issuable as Merger Consideration shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP, CONSTRUCTIVE OWNERSHIP AND TRANSFER. SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 7.5% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION, OTHER THAN (A) AN EXCEPTED HOLDER, OR (B) A DESIGNATED INVESTMENT ENTITY; (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN

SHARES OF THE CORPORATION’S PREFERRED STOCK OF THE CORPORATION IN EXCESS OF 7.5% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE TOTAL OUTSTANDING SHARES OF SUCH CLASS OR SERIES OF PREFERRED STOCK OF THE CORPORATION; (III) NO EXCEPTED HOLDER MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF THE EXCEPTED HOLDER LIMIT FOR SUCH EXCEPTED HOLDER, AS SET FORTH IN THE CORPORATION’S CHARTER; (IV) NO DESIGNATED INVESTMENT ENTITY MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK OR SHARES OF THE CORPORATION’S PREFERRED STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF COMMON STOCK OR PREFERRED STOCK OF THE CORPORATION, AS APPLICABLE; (V) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; (VI) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION OWNING (DIRECTLY OR INDIRECTLY) AN INTEREST IN A TENANT THAT IS DESCRIBED IN SECTION 856(D)(2)(B) OF THE CODE IF THE INCOME DERIVED BY THE CORPORATION (EITHER DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE PARTNERSHIPS OR LIMITED LIABILITY COMPANIES) FROM SUCH TENANT FOR THE TAXABLE YEAR OF THE CORPORATION DURING WHICH SUCH DETERMINATION IS BEING MADE WOULD REASONABLY BE EXPECTED TO EQUAL OR EXCEED THE LESSER OF (A) ONE PERCENT (1%) OF THE CORPORATION’S GROSS INCOME (AS DETERMINED FOR PURPOSES OF SECTION 856(C) OF THE CODE), OR (B) AN AMOUNT THAT WOULD CAUSE THE CORPORATION TO FAIL TO SATISFY ANY OF THE GROSS INCOME REQUIREMENTS OF SECTION 856(C) OF THE CODE; AND (VII) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE). ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS, TRANSFERS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN

EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS SET FORTH MUST IMMEDIATELY NOTIFY THE CORPORATION. IF CERTAIN OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUSTEE OF A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING CAPITAL STOCK UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR NON-TRANSFERRING EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. A PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN VIOLATION OF THE OWNERSHIP LIMITATIONS DESCRIBED ABOVE SHALL HAVE NO CLAIM, CAUSE OF ACTION, OR ANY RECOURSE WHATSOEVER AGAINST A TRANSFEROR OF SUCH SHARES.

ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CORPORATION’S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Section 2.4 Abandoned Property. The Surviving Entity shall not be liable to the stockholders of GA REIT for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5 Further Action. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of GA REIT to be owned by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity, as successor by merger, shall be authorized to execute and deliver, in the name and on behalf of GA REIT or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of GA REIT or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.6 Term of the Agreement. This Agreement shall terminate automatically without any liability of the parties and be of no further force or effect if the Merger shall not have been consummated on or prior to January 1, 2014.

Section 2.7 Effect of Termination. If this Agreement is terminated for any reason prior to the Effective Time, the Merger shall not be consummated and all obligations on the part of each party under this Agreement shall terminate, except that the obligations set forth in this Section 2.7 shall survive, and no party shall have any liability to any party with respect to any claim arising out of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GA ENTITIES

Except as set forth in the registration statement on Form S-11 of QTS REIT for the IPO (the “Registration Statement”), the GA Entities hereby jointly and severally represent and warrant to QTS REIT, as of the date hereof and as of Closing, as follows:

Section 3.1 Organization; Authority. GA REIT has been duly formed and is validly existing and in good standing under the Laws of the State of Maryland and has all requisite power and authority to enter into this Agreement and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a GA REIT Material Adverse Effect.

Section 3.2 Due Authorization. The execution, delivery and performance of this Agreement and each agreement, document and instrument executed and delivered by or on behalf of GA REIT pursuant to this Agreement have been duly and validly authorized by all necessary corporate action of GA REIT, including approval by GA Stockholder in accordance with Maryland Law. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of GA REIT pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of GA REIT, enforceable against GA REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3 Consents and Approvals. Except for the filing of the Articles of Merger in accordance with Section 1.2 hereof and the approvals described in Section 3.2 hereof, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by GA REIT in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.4 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement or the transactions contemplated hereby or thereby will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of GA REIT or (b) any agreement, document or instrument to which GA REIT or any of its assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on GA REIT, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a GA REIT Material Adverse Effect.

Section 3.5 Capitalization.

(a) The outstanding equity interests in GA REIT consist solely of 14,643,645 shares of GA REIT Common Stock, all of which are owned by GA Stockholder, and 110 shares of GA REIT Preferred Stock. All of the issued and outstanding equity interests of GA REIT are duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Organizational Documents of GA REIT or any contract to which GA REIT is a party or otherwise bound, except for such preemptive rights or appraisal, dissenters’ or other similar rights as would not prevent the Merger. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in GA REIT, or any security or instrument (other than the GA REIT Common Stock) giving the owner or holder thereof the right to vote on any matters on which GA REIT’s stockholders may vote. None of the outstanding equity interests in GA REIT was issued in violation of the Securities Act or any other Law.

(b) GA Stockholder owns the outstanding shares of GA REIT Common Stock beneficially and of record, and has full voting power over such shares, subject to no proxy, stockholders’ agreement, voting trust or other agreement relating to the voting of any equity interest in GA REIT. The outstanding shares of GA REIT Common Stock are free and clear of all Liens of any nature whatsoever. Other than this Agreement, there are no contracts, arrangements, commitments or restrictions between or among GA Stockholder and any other Persons with respect to the disposition, issuance, sale, transfer or purchase of shares of GA REIT Common Stock or otherwise relating to the shares of GA REIT Common Stock.

Section 3.6 Assets and Liabilities. Schedule 3.6 hereto sets forth all of the assets and liabilities of GA REIT as of the date hereof, and such schedule shall be updated as of one day prior to the Closing Date if any changes to GA REIT assets and liabilities occur after the date hereof. GA REIT has good and valid title to all the properties and assets that it purports to own, and all such properties and assets are free and clear of all Liens.

Section 3.7 Tax Matters.

(a) GA REIT has timely and properly filed all material Tax returns and reports required to be filed by it (after giving effect to any filing extension granted by a Governmental Authority), and all such returns and reports are accurate and complete in all material respects, and GA REIT has paid (or had paid on its behalf) all material Taxes as required to be paid by it. To the Knowledge of the GA Entities, no income or material non-income Tax returns filed by GA REIT are the subject of a pending or ongoing audit.

(b) To the Knowledge of the GA Entities, GA REIT (i) for the taxable years commencing with its taxable year ended December 31, 2009 through its taxable year ended December 31, 2012 has been organized and operated in conformity with the requirements for qualification and taxation as REIT, and (ii) for the taxable year of this Agreement, is currently organized and intends to continue to operate until the Closing in such a manner as would permit it to meet the requirements for qualification and taxation as a REIT under the Code.

(c) GA REIT will pay a dividend prior to the Effective Time in an amount sufficient to satisfy GA REIT’s distribution requirement, assuming that its year ends as of the Merger.

Section 3.8 Litigation. There is no action, suit, or proceeding pending or, to the Knowledge of GA REIT, threatened against GA REIT that challenges or impairs the ability of GA REIT to execute or deliver this Agreement, materially perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.9 No Insolvency Proceedings. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to GA REIT.

Section 3.10 Securities Laws Matters.

(a) GA Stockholder acknowledges that (i) QTS REIT intends the offer and issuance of the Class A Common Stock hereunder to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of GA Stockholder as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) acquiring such shares of Class A Common Stock in transactions exempt from registration pursuant to Rule 506 of Regulation D, and (ii) in issuing any shares of Class A Common Stock pursuant to the terms of this Agreement, QTS REIT is relying on the representations made by GA Stockholder as follows:

(b) GA Stockholder has had access to and has received such financial and other information regarding QTS REIT as GA Stockholder deems necessary in order to make its investment decision to acquire the Class A Common Stock to be issued to Investor hereunder. GA Stockholder has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any person other than QTS REIT, its Affiliates or its representatives.

(c) GA Stockholder is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the acquisition of the Class A Common Stock hereunder, and GA Stockholder is able to bear the economic risks of such an investment. GA Stockholder is aware that it may be required to bear the economic risk of an investment in the Class A Common Stock for an indefinite period of time, and it is able to bear such risk for an indefinite period. GA Stockholder has relied upon its own tax, legal and financial advisors in connection with its decision to acquire the Class A Common Stock issued to GA Stockholder hereunder. GA Stockholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D.

(d) GA Stockholder is acquiring the Class A Common Stock to be issued hereunder for its own account and not with a view to or for the purposes of resale, distribution or fractionalization, in whole or in part, of such Class A Common Stock.

(e) GA Stockholder acknowledges that the Class A Common Stock to be issued hereunder has not been registered under the Securities Act and is being offered and sold to GA Stockholder in reliance on specific exemptions from the registration requirements of U.S. securities laws and that QTS REIT is relying upon the truth and accuracy of the representations and warranties of GA Stockholder set forth in this Section 3.10 in order to determine the applicability of such exemptions and the suitability of GA Stockholder to acquire the Class A Common Stock. GA Stockholder agrees that if any such representation and warranty made in this Section 3.10 is no longer accurate, it shall promptly notify QTS REIT. GA Stockholder acknowledges that if it decides to resell or otherwise transfer any of its Class A Common Stock, then such shares may be resold or transferred only if sold in a transaction that does not require registration under the Securities Act or any applicable laws of the states of the United States.

(f) GA Stockholder agrees that so long as the Class A Common Stock to be issued to GA Stockholder hereunder are “restricted securities” as defined in Rule 144 under the Securities Act, it shall notify each transferee of any shares of Class A Common Stock from it that (i) such shares have not been registered under the Securities Act, (ii) such shares are subject to the restrictions on the resale or other transfer thereof described in paragraph (e) above, (iii) such transferee shall be deemed to have represented (x) as to its status as a purchaser acquiring such shares in a transaction that does not require registration under the Securities Act or any applicable laws of the states of the United States and (y) that such transferee is not an “underwriter” within the meaning of Section 2(11) of the Securities Act and (iv) such transferee shall be deemed to have agreed to notify its subsequent transferees as to the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF QTS REIT

Except as set forth in the Registration Statement, QTS REIT represents and warrants to the GA Entities as follows:

Section 4.1 Organization; Authority. QTS REIT has been duly formed and is validly existing and in good standing under the Laws of the State of Maryland and has all requisite power and authority to enter into this Agreement and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a QTS REIT Material Adverse Effect.

Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement and each agreement, document and instrument executed and delivered by or on behalf of QTS REIT pursuant to this Agreement have been duly and validly authorized by all necessary corporate action of QTS REIT. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of QTS REIT pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of QTS REIT, enforceable against QTS REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3 Consents and Approvals. Except for the filing of the Articles of Merger in accordance with Section 1.2 hereof and the approvals described in Section 4.2 hereof, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by QTS REIT in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.4 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement or the transactions contemplated hereby or thereby will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) Organizational Documents of QTS REIT, (b) any agreement, document or instrument to which QTS REIT or any of its assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on QTS REIT, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a QTS REIT Material Adverse Effect.

Section 4.5 Capitalization.

(a) The shares of Class A Common Stock to be issued pursuant to this Agreement have been duly authorized by QTS REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens (other than those created by GA Stockholder). Assuming the truthfulness and accuracy of GA Stockholder’s representations and warranties set forth in Section 3.10, none of the Class A Common Stock will be issued in violation of the Securities Act or any other securities Law.

(b) The Class A Common Stock to be issued to GA Stockholder in the Merger will represent, in the aggregate, upon the issuance thereof, 99.99% of the outstanding shares of capital stock of QTS on a fully diluted basis.

ARTICLE V

NATURE OF REPRESENTATIONS AND WARRANTIES

Section 5.1 No Implied Representations or Warranties.

(a) Other than the representations and warranties expressly set forth in Article 3, the GA Entities are not making, and are expressly disclaiming, all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

(b) Other than the representations and warranties expressly set forth in Article 4, QTS REIT is not making, and is expressly disclaiming, all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

Section 5.2 Survival of Representations and Warranties. The representations and warranties set forth in Article 3 and Article 4 shall survive the Closing until the first anniversary of the Closing.

ARTICLE VI

COVENANTS

Section 6.1 Tax Matters.

(a) QTS REIT shall elect to be taxed as a REIT for U.S. federal income tax purposes on its tax return for the year ending on December 31, 2013, which the parties hereto acknowledge and agree will be prepared and timely filed by QTS REIT and which the parties intend will be the only U.S. federal income tax return filed by the GA REIT or QTS REIT for the 2013 taxable year. QTS REIT shall also prepare and timely file all state and other Tax returns required to be filed by the QTS REIT for the 2013 taxable year. To the extent that it is determined that GA REIT is required to file a separate U.S. federal income tax return, or any state or other Tax returns, for a portion of the 2013 taxable year, QTS REIT shall prepare and timely file, or cause to be prepared and timely filed, all such Tax returns in a manner consistent with the past practice of the GA REIT and in consultation with the GA Entities, who shall cooperate in good faith with QTS REIT with regards to such filings.

(b) It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of the parties hereto will use its reasonable best efforts to cause the Merger to qualify, and will use its reasonable best efforts not to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization of GA REIT within the meaning of Section 368(a)(1)(F) of the Code.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties hereto shall report the Merger as a “reorganization” of GA REIT within the meaning of Section 368(a)(1)(F) of the Code for federal income tax purposes.

(d) Following the Merger, QTS REIT will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.

(e) Prior to Closing, GA REIT shall deliver to QTS REIT such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to GA REIT, certifying that the payment of Merger Consideration to GA Stockholder pursuant to the Mergers is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state, local or foreign Tax Laws.

Section 6.2 Performance of Obligations. QTS REIT acknowledges and confirms that QTS REIT shall assume all liabilities of GA REIT by virtue of the Merger. QTS REIT further acknowledges and agrees that it will pay or otherwise discharge all such liabilities when due after the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The obligations of each of QTS REIT and the GA REIT to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by QTS REIT or GA REIT, respectively, in their respective sole discretion):

(f) The Registration Statement shall have become effective under the Securities Act, and shall not be the subject of any stop order or other action, suit or proceeding by the Securities and Exchange Commission (“SEC”) (and this condition may not be waived by either QTS REIT or GA REIT); and

(g) The closing of the IPO shall occur concurrently with or immediately following the Closing.

Section 7.2 Conditions to QTS REIT’s Obligations. The obligations of QTS REIT to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by QTS REIT, in its sole and absolute discretion):

(a) The representations and warranties contained in Article 3 shall be true and correct as of the Closing (disregarding qualifications for materiality or references to GA REIT Material Adverse Effect) as if made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty must have been true and correct only as of that date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a GA REIT Material Adverse Effect; and

(b) The obligations and covenants of GA REIT contained in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects on or prior to the Closing Date.

Section 7.3 Conditions to the GA REIT’s Obligations. The obligations of GA REIT to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by GA REIT, in its respective sole and absolute discretion):

(a) The representations and warranties contained in Article 4 shall be true and correct as of the Closing (disregarding qualifications for materiality or references to QTS REIT Material Adverse Effect) as if made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty must have been true and correct only as of that date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a QTS REIT Material Adverse Effect; and

(b) The obligations and covenants of QTS REIT contained in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects on or prior to the Closing Date.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement. In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

Section 8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without regard to the choice of laws provisions thereof.

Section 8.3 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 8.4 Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

Section 8.5 Assignability. This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of Law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

Section 8.6 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 8.7 Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, shareholder, partner, member, director, officer or employee of any party hereto or any other Person. All provisions hereof shall be personal solely among the parties to this Agreement.

Section 8.8 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by QTS REIT to effect such replacement. To the extent permitted by applicable Law, the parties waive any provision of applicable Law which renders any provision of this Agreement unenforceable in any respect.

Section 8.9 Interpretation. This Agreement shall be read and construed in the English language. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References herein to a party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections, schedules, exhibits and attachments shall be deemed references to articles and sections of, and schedules, exhibits and attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Section 8.10 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing signed by or on behalf of the party making such notice, request, demand, waiver or communication and shall be deemed to be given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the next day that is a Business Day) when delivered by personal delivery or overnight courier, (ii) on the third Business Day after mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon transmission when sent by or facsimile or email transmission (provided that such facsimile or email is followed by an original of such notice by mail or personal delivery as provided herein). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

If to QTS REIT:

QTS Realty Trust, Inc.

12851 Foster Street, Suite 205

Overland Park, Kansas 66213

Attention: Shirley E. Goza, General Counsel

Facsimile: (913) 814-7766

Email: shirley.goza@qualitytech.com

If to the GA Entities:

c/o General Atlantic Service Company, LLC

55 East 52nd Street, 32nd Floor

New York, New York 10055

Attention: David A. Rosenstein, Esq.

Facsimile: (212) 759-5708

Email: drosenstein@generalatlantic.com

Section 8.11 Equitable Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Maryland (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement.

Section 8.12 Enforcement Costs. Should either party institute any action, suit or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action, suit or proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

QTS REIT:

QTS REALTY TRUST, INC.

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chairman and Chief Executive Officer

GA REIT:

GENERAL ATLANTIC REIT, INC.

By:	/s/ Thomas J. Murphy
Name:	Thomas J. Murphy
Title:	Vice President and CFO

GA STOCKHOLDER:

GA QTS INTERHOLDCO, LLC

By:	/s/ Thomas J. Murphy
Name:	Thomas J. Murphy
Title:	Managing Director

EXHIBIT A

DEFINITIONS

For purposes of the Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.2 of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Maryland.

“Class A Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Class A Partnership Units” has the meaning set forth in the Recitals to this Agreement.

“Class C Partnership Units” has the meaning set forth in the Recitals to this Agreement.

“Class D Partnership Units” has the meaning set forth in the Recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Current GP Entity” has the meaning set forth in the Recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 1.2 of this Agreement.

“GA Entities” has the meaning set forth in the Preamble to this Agreement.

“GA REIT” has the meaning set forth in the Preamble to this Agreement.

“GA REIT Certificate” has the meaning set forth in Section 2.2 of this Agreement.

“GA REIT Common Stock” has the meaning set forth in the Preamble to this Agreement.

“GA REIT Material Adverse Effect” means any material adverse change in GA REIT’s ability to consummate the transactions contemplated herein.

“GA REIT Preferred Stock” has the meaning set forth in the Recitals to this Agreement.

“GA Stockholder” has the meaning set forth in the Preamble to this Agreement.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Transactions” has the meaning set forth in the Recitals to this Agreement.

“Knowledge” means, with respect to a representation of the GA Entities, the current, actual knowledge of Phillip Trahanas and Thomas Murphy.

“Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 1.6(b) of this Agreement.

“Partnership” has the meaning set forth in the Recitals to this Agreement.

“Partnership Units” means any of the Class A Partnership Units, the Class C Partnership Units or the Class D Partnership Units.

“QTS REIT” has the meaning set forth in the Preamble to this Agreement.

“QTS REIT Material Adverse Effect” means any material adverse change in QTS REIT’s ability to consummate the transactions contemplated herein.

“Organizational Documents” means, with respect to a Person that is not a natural Person, such Person’s certificate of formation, declaration of trust, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Registration Statement” has the meaning set forth in the introduction to Article 3 of this Agreement.

“Regulation D” has the meaning set forth in Section 3.10 of this Agreement.

“REIT” has the meaning set forth in Section 3.7(b) of this Agreement.

“SEC” has the meaning set forth in Section 8.1(c) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

“Surviving Entity” has the meaning set forth in Section 1.1 of this Agreement.

“Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

EXHIBIT B

ARTICLES OF MERGER

OF

GENERAL ATLANTIC REIT, INC.

(a Maryland corporation)

WITH AND INTO

QTS REALTY TRUST, INC.

(a Maryland corporation)

(Pursuant to Section 3-109 of the Maryland General Corporation Law)

THESE ARTICLES OF MERGER are entered into on [            ], 2013, by and between General Atlantic REIT, Inc., a Maryland corporation (the “Merging Corporation”), and QTS Realty Trust, Inc., a Maryland corporation (the “Surviving Corporation”).

THIS IS TO CERTIFY TO THE STATE DEPARTMENT OF ASSESSMENTS AND

TAXATION OF THE STATE OF MARYLAND THAT:

FIRST: The Merging Corporation and the Surviving Corporation agree that the Merging Corporation shall be merged into the Surviving Corporation (the “Merger”). The terms and conditions of the Merger and the mode of carrying the Merger into effect are as herein set forth in these Articles of Merger.

SECOND: The name and state of incorporation of each entity that is a party to these Articles of Merger are as follows:

(a) The Merging Corporation is General Atlantic REIT, Inc., a corporation incorporated under the laws of the State of Maryland.

(b) The Surviving Corporation (which is the successor corporation in the merger to be effected pursuant to these Articles of Merger) is QTS Realty Trust, Inc., a corporation incorporated under the laws of the State of Maryland.

THIRD: The principal office of the Merging Corporation in the State of Maryland is in Baltimore City, Maryland. The Merging Corporation does not own an interest in any real property, the title to which could be affected by the recording of an instrument among the land records of any county in the State of Maryland. The principal office of the Surviving Corporation in the State of Maryland is in Bethesda, Maryland.

FOURTH: No amendment is made to the Articles of Incorporation of the Surviving Corporation as part of the merger.

FIFTH: The total number of shares of stock of all classes that the Merging Corporation has authority to issue is Twenty-Five Million (25,000,200) shares of capital stock, consisting of Twenty Five Million (25,000,000) shares designated as Common Stock, $.01 par value per share (“Merger Corporation Common Stock”), and Two Hundred (200) shares designated as preferred stock, $.01 par value per share (“Merging Corporation Series A Preferred Stock”), of which One Hundred and Ten (110) are designated and classified as Series A Preferred Stock and Ninety (90) are unclassified, for an aggregate par value of One Hundred, Two Hundred Fifty Thousand and Two Dollars ($250,002) (the “Merging Corporation Capital Stock”).

SIXTH: The total number of shares of stock of all classes that the Surviving Corporation has authority to issue is Five Hundred Million (500,000,000) shares of capital stock, consisting of Four Hundred and Fifty Million (450,000,000) shares designated as Class A Common Stock, $.01 par value per share, One Hundred and Thirty Three Thousand, (133,000) shares designated as Class B Common Stock, $.01 par value per share, and Forty Nine Million, Eight Hundred Sixty Seven Thousand (49,867,000) shares designated as preferred stock, $.01 par value per share, for an aggregate par value of Five Million Dollars ($5,000,000).

SEVENTH: The manner and basis of converting or exchanging issued and outstanding stock of the Merging Corporation into stock of the Surviving Corporation is as follows:

(a) At the Effective Time (as defined below), pursuant to the terms of that certain Merger Agreement, dated September 19, 2013, by and among Merging Corporation, Surviving Corporation and GA QTS Interholdco, LLC, a Delaware limited liability company (the “Merger Agreement”), (i) each share of the Merging Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall, upon effectiveness of the Merger and without any further act, be cancelled and converted automatically into one share of Class A Common Stock, $.01 par value per share, of the Surviving Corporation, and (ii) each share of Merging Corporation Preferred Stock shall be cancelled and converted automatically into the right to receive cash in the amount of $1,000, plus an amount equal to any accrued and unpaid dividends thereon pursuant to Section 6.3(b)(i) of the Merging Corporation’s Articles of Incorporation to the date of such payment (the “Cash Merger Consideration”) from and after the Effective Time, the Merging Corporation Common Stock and the Merging Corporation Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Merging Corporation Common Stock and Merging Corporation Preferred Stock shall thereafter cease to have any rights as a stockholder of, or obligations to, the Merging Corporation, except the right to receive the shares of Class A Common Stock of the Surviving Corporation set forth above for each share of Merging Corporation Common Stock and to right to receive Cash Merger Consideration;

(b) Each share of capital stock of the Merging Corporation issued and outstanding immediately prior to the Effective Time that is directly owned by the Surviving Corporation, if any, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and no Class A Common Stock or other consideration shall be issued with respect thereto; and

(c) Following the Effective Time, any certificate or certificates evidencing shares of Merging Corporation Capital Stock shall be deemed to represent only the right to receive, upon such surrender, the shares of Class A Common Stock of the Surviving Corporation set forth above for each share of common stock of the Merging Corporation.

EIGHTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Merging Corporation in the manner and by the vote required by its articles of incorporation and the laws of the State of Maryland as follows:

(a) The Board of Directors of the Merging Corporation, acting by unanimous written consent dated September 11, 2013 and without a meeting, duly authorized and adopted a resolution declaring that the terms and conditions of the proposed transaction described in these Articles of Merger were advisable, and directing that the proposed transaction be submitted to the sole common stockholder of the Merging Corporation for consideration and approval.

(b) The sole common stockholder of the Merging Corporation, acting by unanimous written consent dated [            ], 2013 and without a meeting, duly authorized and adopted a resolution approving the proposed transaction described in these Articles of Merger.

NINTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Surviving Corporation in the manner and by the vote required by its Charter and the laws of the State of Maryland as follows:

(a) The Board of Directors of the Surviving Corporation, acting by unanimous written consent dated September 13, 2013 and without a meeting, duly authorized and adopted a resolution declaring that the terms and conditions of the proposed transaction described in these Articles of Merger were advisable, and directing that the proposed transaction be submitted to the stockholders of the Surviving Corporation for consideration and approval.

(b) The sole stockholder of the Surviving Corporation, acting by unanimous written consent dated [            ], 2013 and without a meeting, duly authorized and adopted a resolution approving the proposed transaction described in these Articles of Merger.

TENTH: These Articles of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ELEVENTH: The Merger shall become effective upon filing of these Articles of Merger with and acceptance thereof for record by the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”).

[Signature page follows.]

IN WITNESS WHEREOF, on [            ], 2013, each party hereto has caused these Articles of Merger to be executed and acknowledged in its name and on its behalf by its President and attested to by its Secretary; and each President acknowledges that these Articles of Merger are the act of the party on whose behalf such individual is executing the Articles of Merger, and each President further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his or her knowledge, information and belief, and that this statement is made under the penalties for perjury.

Attest:	MERGING CORPORATION GENERAL ATLANTIC REIT, INC.

By:	By:
Name:	Name:
Title:	Title:

SURVIVING CORPORATION

Attest:

QTS REALTY TRUST, INC.

By:	By:
Name:	Name:
Title:	Title:

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